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                                                                     EXHIBIT 11


INDEPENDENT AUDITORS' CONSENT


Merrill Lynch Corporate Bond Fund, Inc.:


We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 2-62329 of our reports dated November 18, 1998 appearing in the annual reports to shareholders of the Investment Grade Portfolio & Intermediate Term Portfolio and the High Income Portfolio of the Merrill Lynch Corporate Bond Fund, Inc. for the year ended September 30, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
January 29, 1999